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September 15, 2000


Intersil Holding Corporation
7585 Irvine Center Drive
Suite 100
Irvine, CA  92618

         Re:      Registration Statement on Form S-1
                  (the "462(b) Registration Statement")
                  -------------------------------------

Gentlemen and Ladies:

We have acted as counsel to Intersil Holding Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,000,000 shares (the "Additional Shares") of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") and an additional 150,000 shares (the "Additional Optional Shares") of Class A Common Stock. Sterling Holding Company, LLC ("Sterling") and Citicorp Mezzanine Partners, L.P. ("CMP") have granted the underwriters an option to purchase 143,536 Additional Shares and 6,464 Additional Optional Shares, respectively, solely to cover over-allotments, if any, in connection with the offering that is the subject of the registration statement referred to above. Additional Shares and the Additional Optional Shares will be sold pursuant to an underwriting agreement (the "Underwriting Agreement"), among the Company, Sterling, CMP and the other selling stockholders identified therein (collectively with Sterling and CMP, the "Selling Stockholders"), and Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens, Inc., Chase Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Cowen Securities Corporation as representatives of the several underwriters (the "Underwriters"), the form of which is included as
Exhibit 1.01 to the Registration Statement.

The 462(b) Registration Statement covering the registration of the Additional Shares and the Additional Optional shares is being filed with the Securities and Exchange Commission (the "Commission") in connection with the proposed public offering described in the Company's Registration Statement on Form S-1 (Registration No. 333-44606) filed with the Commission on August 28, 2000, as amended, and which became effective on September 14, 2000.

We have participated in the preparation of the 462(b) Registration Statement and have made such legal and factual examination and inquiry as we have deemed



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Intersil Holding Corporation
September 15, 2000
Page 2


advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Additional Shares and Additional Optional Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,


/s/ Dechert